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                                                                    EXHIBIT 14.1

                              ROBBINS & MYERS, INC.
                            CODE OF BUSINESS CONDUCT

I.                GENERAL POLICY STATEMENT.

                  It has been, and continues to be, the policy of Robbins & Myers, Inc. and its subsidiaries to comply with all laws governing its United States and International operations, to adhere to the highest standards of business ethics and to maintain a reputation for honest and fair dealings.

                  This Code of Business Conduct sets forth basic principles and guidelines for directors, officers and employees which are intended to assist them in conducting the Company's affairs and business in accordance with law and the highest standards of business ethics. It is impossible, however, to anticipate all the situations in which legal and business ethical questions might arise. The best overall guidelines are individual conscience, common sense and a careful, knowing compliance with law. All employees, and especially supervisors, should be familiar with the principles and guidelines contained in this Code and should conduct their activities on behalf of the Company in accordance with this Code.

                  The Company has designated several persons to assist employees in resolving questions they may have regarding the interpretation and application of the Code. The Company has also specified a procedure for employees to report any concerns they may have in regard to the Code on an anonymous basis. Employees should not hesitate to take advantage of this help and assistance. At Section XIV of the Code is a list of the persons to contact and the procedure for anonymous inquiries and reporting.

II.               DEFINITIONS.

                  "Code" means this Code of Business Conduct.

                  "Committee" means the Business Practices Committee. The Committee shall be comprised of four persons who shall, from time-to-time, be appointed by, and serve at the pleasure of, the President of the Company. Unless the President determines otherwise, the members of the Committee shall be the Vice President, Finance; the Vice President, Human Resources; the Company's legal counsel; and an executive designated by the President.

                  The Committee shall have and exercise all of the authority granted to it under the Code, shall administer, implement and interpret the Code, and shall be authorized to issue to employees written opinions as to the application and interpretation of the Code. In addition, the Committee shall be authorized to grant exceptions to the application of Section IV of this Code in particular instances provided that the employee requesting the exception discloses to the Committee all material facts as to the subject matter of the exception and his relationship to, or interest in, the

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subject matter of the exception and, provided further, that the Committee determines that the granting of an exception is justified by the facts and is in the best interests of the Company. The Committee shall maintain a written record of its proceedings and opinions, shall advise the President of the Company as to all its actions, and shall annually report to the Audit Committee of the Board of Directors concerning its proceedings, including any exceptions, during the preceding 12 months.

                  "Company" means Robbins & Myers, Inc. and its United States and International subsidiaries.

                  "Employee" means any director, officer or employee of the Company unless the context indicates otherwise.

                  "Immediate family" means and includes a person's spouse, parents, grandparents, children, grandchildren, siblings, mother and father-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

III.              ACCURATE BOOKS AND RECORDS.

                  All Company payments and other transactions must be properly authorized by management and be accurately and completely recorded on the Company's books and records in accordance with generally accepted accounting principles and established Company accounting policies. Employees may not make any false, incomplete or misleading entries. No undisclosed or unrecorded Company funds shall be established for any purpose, nor should Company funds be placed in any personal or noncorporate account. All Company assets must be properly protected and asset records should regularly be compared with actual assets, with proper action taken to reconcile any variances.

IV.               CONFLICTS OF INTEREST.

                  It is very important for all of us to avoid any actual or even any apparent conflict of interest. Any time any such conflict appears, or an employee believes any such conflict might develop, the employee should discuss the matter with his immediate supervisor or seek advice as set forth at Section XIV.

                  Some clear conflict of interest situations which should always be avoided include the following:

                  (1) any ownership interest (other than a nominal amount of stock in publicly traded companies) in any supplier, customer or competitor;

                  (2) any consulting or employment relationship with any customer, supplier or competitor;

                  (3) any outside business activity which is competitive with any of the Company's businesses;

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                  (4) any outside activity of any type which is so substantial as to call into question your ability to devote appropriate time and attention to your job responsibilities with the Company;

                  (5) the service on any board of directors of any customer, supplier or competitor unless such board service has been disclosed to the Company and approved by the Committee;

                  (6) being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefits of any member of your immediate family;

                  (7) taking advantage of an opportunity which you learned of in the course of your employment with the company, such as acquiring property or leases the Company may be interested in;

                  (8) selling anything to the Company or buying anything from the Company (except pursuant to any normal program of disposal of surplus corporate property which is offered to employees generally); and

                  (9) obtaining any loan from a customer or supplier of the Company other than a bank; and if you are an officer of the Company, from any bank with which the Company does business unless a loan upon similar terms is generally available to customers of the bank and is disclosed to the Vice President-Finance of the Company.

                  Anything which presents a conflict for the employee would probably also present a conflict if it involved a member of the employee's immediate family. For example, ownership of stock in competitors or suppliers, or receipt of gifts or entertainment by members of the employee's immediate family would create the same conflict of interest as if the stock were owned or the gifts received by the employee. In marginal situations, employees should discuss the situation with their supervisors to prevent possible misunderstandings and embarrassment at a later date.

V.                ENTERTAINMENT, GIFTS AND PAYMENTS.

                  The Company will treat fairly and impartially all persons and firms with whom it has business relationships. The acceptance of gifts, entertainment, favors, personal discounts, and similar gratuities might influence or raise doubts as to the impartiality of the recipient, damage the reputation of the Company for fair dealing, and violate federal statutes where government contracts are involved. Misunderstandings usually can be avoided by conduct which makes clear that the Company and its representatives transact business on an ethical basis and will not seek or grant special consideration.

                  A. Relations with Non-Governmental Customers.

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                  Certain business courtesies, such as payment for a lunch or dinner in connection with a business meeting, normally would not be a gift within the context of this Code. Employees should endeavor to keep such courtesies on a reciprocal basis, to the extent practicable, in order to demonstrate that no gift is sought or granted.

                  Advertising novelties would not be inappropriate to give or receive provided the item is of no appreciable value and is widely distributed to others under essentially the same business relationship with the donor.

                  Our relationships with commercial customers may occasionally present circumstances where gifts or favors are exchanged as an accepted business practice without inference of unethical conduct. In certain countries local custom may dictate the exchange of gifts as a matter of courtesy.

                  Attendance at golf outings or athletic, cultural, or community events as the guest of a customer or supplier or such entertaining of customers or suppliers by Company personnel if done as business courtesies and not in an extravagant or lavish manner is not prohibited. The acceptance of hunting, fishing, or week-end trips is prohibited.

                  B. Relations with Governmental Employees.

                  Each agency of the federal government and many state agencies have regulations prohibiting agency personnel from accepting entertainment, gifts, gratuities, payments or other business courtesies that may be acceptable in the commercial sector. The letter and intent of such regulations must be complied with by all Company employees.

                  C. Relations with Representatives of Foreign Governments.

                  Foreign Corrupt Practices Act. The Company will scrupulously adhere to the letter and spirit of the Foreign Corrupt Practices Act, which prohibits giving money or items of value to a foreign official, directly or through any third party, in order to (1) influence any act or decision of the foreign official in his official capacity, (2) influence the official to do or omit to do something in violation of his lawful duty, or (3) obtain, retain, or direct business. The Act further prohibits giving money or items of value to any person or firm when there is reason to believe that it will be passed on to a government official for these purposes. Facilitating payments, as described in the following paragraph, are not prohibited by the Foreign Corrupt Practices Act. All matters pertaining to this statute must be coordinated with the Company's legal counsel.

                  Facilitating Payments. In some cases, where it becomes necessary to expedite or secure the performance of routine governmental action, employees may make small payments outside the United States to government employees. However, such payments may be made only (i) in nominal amounts (with no individual payment in excess of $250), (ii) upon the initiation of such government employees and (iii) where such government employees will not otherwise perform such routine action. The term

                                      -4-

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"routine governmental action" includes actions ordinarily performed, among other things, in processing governmental papers (e.g. visas and shipping documents), providing mail or phone services, loading or unloading cargo, scheduling inspections, or obtaining permits, licenses or other official documents to qualify a subsidiary or affiliate to do business. The term does not include any action by a foreign government employee that involves a decision to award or continue business with the Company.

VI.               POLITICAL ACTIVITY.

                  The Company encourages all employees to vote and be active in the political process. However, federal laws prohibit any use of Company funds in connection with federal elections, and there are similar laws in many states. Accordingly, it is against Company policy, and may also be illegal, for any employee to:

                  (1) Include, directly or indirectly, any political contribution that the employee may desire to make on the employee's expense account or in any other way which causes the Company to reimburse the employee for that expense. In general, the cost of fund-raising tickets for political functions are considered political contributions. Therefore, including the cost of any such fund-raising dinner on an expense account, even if business is, in fact, discussed, is against Company policy and possibly illegal.

                  (2) No employee may use any Company property or facilities, or the time of any of the Company's employees for any political activity. Examples of prohibited conduct would be using Company secretarial time to send invitations for political fund-raising events, using the Company telephone to make politically motivated solicitations, allowing any candidate to use any Company facilities, such as meeting rooms, for political purposes or to loan any Company property to anyone for use in connection with a political campaign.

                  The political process has become highly regulated, and any employee who has any question about what is or is not proper should consult with his immediate supervisor or a member of the Committee before agreeing to do anything that could be construed as involving the Company in any political activity at either the federal, state or local levels, or in any foreign country.

                  Company employees may volunteer their services for political purposes, but such services must be rendered on their own time. It is against Company policy and possibly illegal for the Company's employees to use normal working time for any political purpose.

VII.              SECURITIES LAWS AND INSIDER TRADING.

                  It is both illegal and against Company policy for any individual (i) to profit from undisclosed material information relating to the Company or any company we do business with or (ii) to selectively disclose any confidential, material information relating to the Company. Anyone who is in possession of any material inside information that

                                      -5-

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the Company has not yet disclosed to the public may not purchase or sell any of the Company's securities or selectively disclose that information unless such disclosure is made pursuant to a confidentiality agreement or is made to persons who have an obligation of confidentiality towards the Company (such as, our attorneys and accountants). It is also against Company policy for any individual in our Company who may have inside or unpublished, material information about any of our suppliers, customers, or any company we do business with to purchase or sell the securities of those companies. Further, it is against Company policy and illegal for employees to provide such information to others for the purpose of trading in securities.

                  If you are uncertain about the legal rules involving your purchase or sale of any Company securities or any securities in companies that you are familiar with by virtue of your work for the Company, you should consult with a member of the Business Practice Committee or the Company's legal counsel before making any such purchase or sale.

                  The Company, and all supervisory employees within the Company, also have an obligation to be alert to situations where others within the Company - particularly those over whom they have some supervisory authority - may not be observing the rules against insider trading. The securities laws provide for penalties not only for those who engage in insider trading, but also for those "controlling persons" who fail to take appropriate actions when they either knew or should have known that people within their control were violating those rules.

VIII.             ANTITRUST LAWS.

                  In general, the antitrust laws of the United States prohibit agreements or actions "in restraint of trade" - restrictive practices that may reduce competition without providing beneficial effects to consumers. Among those agreements and activities found to be clear violations are agreements or understandings among competitors to fix or control prices; to boycott specified suppliers or customers; to allocate products, territories, or markets; or to limit the production or sale of products or product lines. Such agreements are against public policy and against the policy of the Company. Employees should never engage in discussions of such matters with representatives of other companies. Employees should report to the Company's legal counsel any instance in which such discussions are initiated by other companies.

                  U.S. antitrust laws also apply to international operations and transactions related to imports to, or exports from, the United States. Moreover, the international activities of the Company could be subject to antitrust laws of foreign nations or organizations such as the European Economic Community.

                  Because of the complexity of antitrust laws, it is imperative that legal advice be sought on any questions regarding this subject.

IX.               ENVIRONMENTAL LAWS.

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                  The Company will conduct its operations with the highest
regard for the quality of the environment, which shall include, but not be limited to, water, air and general land usage. At every operating location where emissions into water sources or the atmosphere or solid waste disposal are present, the objective is to comply with standards established by appropriate local, state, or federal agencies and which are consistent with available technology. It is the responsibility of the Company and its employees to provide truthful and accurate information to the government permitting authorities in connection with any application for any environmental permit or any periodic reports that may be called for under such permit.

X.                EXPORT LAWS.

                  Company employees shall comply with United States laws regulating the "export" of products and technology ("U.S. Export Laws"). For purposes of the U.S. Export Laws, there is an "export" in each of the following situations: (i) goods are shipped, or technology is made available, from the United States to a foreign country; (ii) goods are shipped, or technology is made available, from a non-U.S. country to another country if the goods or technology originated in the United States; or (iii) goods are shipped, or technology is made available, to a person in one non-U.S. country with a Company employee or agent having knowledge, or intending, that the goods or technology will later be transferred to another country. In addition, an "export" occurs when technology is made available to a foreign national, including foreign national employees in, or outside, the United States. Technology is "made available" through a variety of means, including visual inspection of technical specifications, plans, or blueprints, oral discussions of technology, or practice or application of the technology under the guidance of persons with knowledge of the technology. Company employees should be aware that plant visits by foreign nationals may result in an "export" of technology.

                  As a result of the necessity of the Company complying with U.S. Export Laws, you should observe the following guidelines:

                  (1) No Exports Permitted. Exports may not be made to the following countries: Cuba, Iran (except, in the case of certain Romaco products, exports may be permitted with a license), Iraq, Libya, and Sudan, and you should avoid contact with agents or representatives of those countries.

                  (2) Exports to the Listed Companies May Require an Export License. The export to certain countries of certain products (such as, vessels, tanks, agitators and associated parts made or lined with glass, high nickel alloys, fluoropolymers, tantalum and zirconium) is restricted Unless you are specifically advised otherwise by the Company's legal counsel, you should assume that the export of Pfaudler, Tycon, Technoglass, Chemineer, or Edlon products or technology may only be made to the countries, listed in the next sentence, if an appropriate "export license" has been obtained. The restricted countries are: Afghanistan, Armenia, Azerbaijan, Bahrain, Belarus, Bulgaria, Burma, China,

                                      -7-

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         Egypt, Georgia, India, Israel, Jordan, Kazakhstan, Kuwait, Kyrgyzstan,
         Lebanon, Macau, Moldova, Mongolia, North Korea, Oman, Pakistan, Qatar, Russia, St. Kitts & Nevis, Saudi Arabia, Sudan, Syria, Taiwan, Tajikistan, Turkmenistan, Ukraine, United Arab Emirates, Uzbekistan, Vietnam, and Yemen.

                  The Company is committed to full compliance with U.S. antiboycott laws, which prohibit the Company and its employees from agreeing to contractual provisions or engaging in conduct that supports the boycott efforts of foreign governments. These efforts include the Arab League's boycott of Israel. Any Company employee receiving a request to undertake any activities or agree to any contractual provisions that support boycott efforts should immediately report that request to the Company's legal counsel.

XI.               TRADE SECRETS AND CONFIDENTIAL INFORMATION.

                  All employees should appropriately safeguard the Company's trade secrets and confidential information and refuse any improper access to trade secret and confidential information of any other company, including our competitors.

                  In terms of our own trade secret and confidential information, our basic guidelines are:

                  (1) Any Company proprietary information to which you may have access should be discussed with others within the Company only on a need-to-know basis.

                  (2) If we wish to disclose our own trade secrets or confidential information to any people outside of our Company, it should be done only in conjunction with appropriate trade secret or confidential information disclosure agreements which can be provided by the Company's legal counsel.

                  (3) We should always be alert to inadvertent disclosures which may arise in either social conversations or in normal business relations with our suppliers and customers.

                  In terms of confidential and proprietary information of other companies, our guidelines should be:

                  (1) We should not receive any such information except pursuant to written confidentiality agreements which can be supplied by our legal counsel. Since we may incur some liability, or at least embarrassment, if we improperly disclose information which has been provided to us in confidence, we should receive such information only when there is a clear commercial reason for doing so and then only under the terms and conditions of a properly drawn agreement which protects both parties' interests.

                                      -8-

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                  (2) While we should always be alert to our competitive
         surroundings and obtain as much information as possible about the marketplaces in which we operate, we must do that only in accordance with sound and ethical commercial practices. We must never be a party to any situation in which such proprietary or confidential information has been improperly obtained from any other company such as by a former employee. If any employee is approached with any offer of confidential information which the employee has reason to believe may have been obtained improperly, the employee must immediately discuss this matter with his immediate supervisor or the Company's legal counsel.

                  Confidential or proprietary information of our Company, and of other companies, includes any information which is not generally disclosed and which is useful or helpful to the company and/or which would be useful or helpful to competitors of the company. Common examples include such things as financial data, scientific and engineering studies, data, and drawings, planned new products, lists of suppliers, lists of customers, wage and salary data, projected earnings, changes in management or policies of the company, testing data, manufacturing methods, suppliers' prices to us, or any plans we may have for improving any of our products.

XII.              GOVERNMENTAL INVESTIGATIONS AND LITIGATION.

                  It is Company policy to cooperate with every reasonable and valid request by federal, state and local government investigators. At the same time, the Company is entitled to all the safeguards provided in the law for persons under investigation, including representation by counsel. Accordingly, if a government investigator requests an interview with any Company personnel, seeks information or access to files, or poses written questions, he should be told that the Company will cooperate, but that you must first discuss the matter with the Company's legal counsel. You should immediately telephone the Company's legal counsel, who will then provide advice as to further action. The Company's legal counsel must also be consulted before the Company threatens to sue or institutes any litigation of any kind, and before the Company complains to a government agency about the actions of anyone else. In the event any litigation is begun or threatened against the Company, notify the Company's legal counsel immediately, even if the action or the threats appear to be without merit or insignificant.

XIII.             IMPLEMENTATION OF THE CODE.

                  (1) All officers and managers of the Company shall be responsible for the enforcement of the Code within their specific areas of supervisory responsibility. They shall periodically distribute and review the Code with appropriate employees under their supervision.

                  (2) Appropriate employees of the Company will be required annually to certify their compliance with the requirements of the Code.

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                  (3) Violations of the Code will result in disciplinary action, including reassignment, demotion or dismissal and may, depending on the nature of the violation involved, result in civil or criminal action against the employee.

                  (4) The Audit Committee of the Board of Directors of the Company shall annually review with management the implementation of this Code and shall assure that the Board of Directors receives an objective and adequate flow of information as to the matters that lie within the scope of the Code.

XIV.              FURTHER INFORMATION AND ASSISTANCE.

                  The Company has designated a number of personnel to assist employees in resolving any questions concerning the interpretation and application of the Code. Please do not hesitate to avail yourself of this help. The following is the list of persons in the order you might consider contacting them:

                  (1) Manager/Supervisor. An employee should first contact his immediate manager/supervisor. If for some reason that is not appropriate, the employee may contact any member of the Business Practices Committee or the Company's legal counsel.

                  (2) Anonymous Inquiry or Reporting. If an employee would feel more comfortable submitting his inquiry or reporting a concern on an anonymous basis, the employee may do so by writing or typing his communication and mailing or faxing the same directly to the Company's legal counsel.

                  (3) Directors of the Company. Directors of the Company should address any questions they may have concerning the Code to the Company's legal counsel.

                  (4) Contact Names, Addresses and Numbers.

                           A. Members of the Business Practice Committee are
                    Milton M. Hernandez, Group Vice President and President R&M Europe; Kevin J. Brown, Vice President, Finance; Hugh E. Becker, Vice President, Investor Relations and Human Resources; and Joseph M. Rigot, Esq., Secretary. Communications to members of the Business Practices Committee may be directed to Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423; by telephone to 937-222-2610; or by telecopy to 937-225-3355.

                           B. Communications to the Company's legal counsel may
                    be directed to Joseph M. Rigot, Esq., Thompson Hine LLP, 2000 Courthouse Plaza, Dayton, Ohio 45402; by telephone to 937-443-6586; by telecopy to 937-443-6635; or by email to
                    joe.rigot@thompsonhine.com.

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XV.      FULL, FAIR, TIMELY AND UNDERSTANDABLE FINANCIAL DISCLOSURE

                (SECTION XV APPLIES ONLY TO THE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, TREASURER AND CONTROLLER OF THE COMPANY (THE "SENIOR OFFICERS").

                  The Senior Officers shall be responsible for full, fair, accurate, timely and understandable disclosure of information in reports and documents that the Company files with, or submits to, the SEC and in other public communications.

                  As one of the Senior Officers, you agree to: :

                  (1) Produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Company or its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by the Company or its subsidiaries; and

                  (2) Promptly report to the Chairman of the Audit Committee any information that you may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosure or internal controls.

As a Senior Officer you are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company's independent auditors for the purpose of rendering the financial statements of the Company misleading.

The Board of Directors of the Company has delegated to its Audit Committee the sole authority to approve any deviation or waiver from this Code granted to a Senior Officer. Waivers of this Code, as required by applicable law, will be promptly disclosed by the Company.

(Rev. November 10, 2003)

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                        FORM OF COMPLIANCE CERTIFICATION

                              ROBBINS & MYERS, INC.

                           CERTIFICATION OF COMPLIANCE
                          WITH CODE OF BUSINESS CONDUCT

         I hereby certify to the Business Practices Committee of Robbins & Myers, Inc. that:

         1. I have read the Code of Business Conduct of Robbins & Myers, Inc. at least once during the past 12 months and understand my responsibility to comply with the principles and policies contained in the Code. I recognize that my failure to comply with such principles and policies will be cause for severe disciplinary action or termination of my employment.

         2. Except as stated at paragraph 3, immediately below:

          (a) I and, to the best of my knowledge, members of my immediate family, do not have any interest which might be deemed to be a conflict of interest under Section IV of the Code;

          (b) To my knowledge, I have not violated any federal, state, local or foreign law in connection with the Company's business; and

          (c) I am not aware of any Company activities which violate the Code of Business Conduct.

         3. Exceptions to the above should be noted below:

         I hereby certify that the above statements are, to the best of my knowledge and belief, true and accurate.

___________________________________                    Date _________________
(Signature of Employee)

___________________________________
(Please Print your full name above)

___________________________________
(List your Location/Division)

(THIS CERTIFICATE OF COMPLIANCE SHOULD BE SIGNED BY THE EMPLOYEE AND RETURNED TO JOSEPH M. RIGOT, CORPORATE SECRETARY AND LEGAL COUNSEL, THOMPSON HINE LLP, P.O. BOX 8801, DAYTON, OHIO 45401.)

                                      -12-

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EMPLOYEES WHO NEED ASSISTANCE OR CONSULTATION PRIOR TO COMPLETING THIS
CERTIFICATE OF COMPLIANCE SHOULD CONTACT THE PERSONS LISTED AT SECTION XIV OF THE CODE OR JOSEPH M. RIGOT AT THOMPSON HINE LLP - (937) 443-6586 (OR joe.rigot@thompsonhine.com).

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